Exhibit 10.1

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of November 9, 2012, by and among Precision Castparts Corp., an Oregon corporation (“Parent”), ELIT Acquisition Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and those certain stockholders of Titanium Metals Corporation, a Delaware corporation (the “Company”), set forth on Schedule 1 hereto (each, an “Executing Stockholder” and collectively, the “Executing Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Purchaser are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, each Executing Stockholder is the record (except to the extent its Stockholder Shares are held in street name or similar nominee form) and beneficial owner of the number of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) set forth beside such Executing Stockholder’s name on Schedule 1 hereto and certain Affiliates of the Executing Stockholders (the “Affiliated Stockholders” and, together with the Executing Stockholders, the “Stockholders”) are the record (except to the extent its Stockholder Shares are held in street name or similar nominee form) and beneficial owners of the number of shares of Common Stock set forth opposite the name of such Affiliated Stockholder on Schedule 2 hereto (such Shares held by any Stockholder, together with any other shares of Common Stock as to which such Stockholder acquires beneficial ownership after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Executing Stockholders enter into this Agreement and, in order to induce Parent and Purchaser to enter into the Merger Agreement, each Executing Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Executing Stockholders.

(a) Tender.  Unless this Agreement shall have been terminated in accordance with its terms, each Executing Stockholder shall (i) as promptly as practicable and in any event within ten (10) Business Days of the commencement of the Offer, validly tender, or cause to be validly tendered, for cash all of the Stockholder Shares of such Executing Stockholder and all of the Stockholder Shares of the Affiliated Stockholders into the Offer, free and clear of all Liens, pursuant to and in accordance with the terms of the Offer, and (ii) not withdraw, or cause to be withdrawn, any Stockholder Shares from the Offer so long as the Offer remains outstanding, unless the consent of the Parent shall have been obtained before such withdrawal in connection with any Transfer permitted in accordance with Section 1(c) hereof.  Without limiting the generality of the foregoing, as promptly as practicable after the commencement of the Offer, but in no event later than ten (10)  Business Days from the date of commencement of the Offer, each of the Executing Stockholders shall, and shall cause each Affiliated Stockholder to, as appropriate, (a) deliver to the exchange agent (the “Exchange Agent”) designated in the Offer (i) a letter of transmittal with respect to such Stockholder’s Shares complying with the terms of the Offer, (ii) a certificate or certificates representing such Stockholder’s Shares or an “agent’s message” in the case of a book-entry share of any uncertificated Stockholder Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) cause its broker or such other Person who is the holder of record of any such Stockholder Shares beneficially owned by such Stockholder to tender and not withdraw such Stockholder Shares for purchase in the Offer pursuant to the terms and conditions of the Offer.

(b) Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Executing Stockholder shall vote (and cause to be voted by the Affiliated Stockholders) all Stockholder Shares beneficially owned by such Executing Stockholder (or the Affiliated Stockholders) or (as appropriate) execute (and cause to be executed by the Affiliated Stockholders) written consents in respect thereof, (i) in favor of the approval and adoption of the Merger Agreement (as it may be modified or amended from time to time) the approval of the Merger and the approval of the Transactions and any other matter that must be approved by the stockholders of the Company in order for the Transactions to be consummated, in each case to the extent such approval is required prior to the Offer Closing, (ii) in favor of any adjournment, recess, delay or postponement with respect to any stockholder meeting necessary to solicit additional proxies in favor of the adoption of the Merger Agreement, to the extent such approval is required prior to the Offer Closing, (iii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach in any respect of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or any of the Transactions, (iv) against any Takeover Proposal or any proposal relating to any Takeover Proposal, (v) against any merger (other than the Merger), consolidation or other combination involving the Company or its Subsidiaries or a reorganization, recapitalization, extraordinary dividend, dissolution or liquidation of the Company or any Company Subsidiary, (vi) to the extent submitted to a stockholder vote, against any change in the business or management of the Company or in the Company Board (other than as directed by Parent or Purchaser), (vii) against any action, proposal or agreement that could reasonably be expected to result in any of the Offer Conditions or conditions to the Merger not being fulfilled or satisfied, (viii) against any action, proposal or agreement that would change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company and (ix) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or any other action or proposal that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Offer, the Merger or the Transactions.  Any such vote shall be cast (or consent shall be given) by each Executing Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(c) Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until any termination of this Agreement in accordance with its terms, no Executing Stockholder shall, or permit any Affiliated Stockholder to, directly or indirectly (i) Transfer (including by operation of law, which shall include through a merger) or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Stockholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (iii) take any action or fail to take any action that (x) would make any representation or warranty of Executing Stockholder set forth in this Agreement untrue or incorrect in any material respect, have the effect of preventing, disabling or delaying such  Executing Stockholder from performing any of its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(c), except in each case for any pledge of Stockholder Shares under any pledge agreement existing at the date hereof (which Stockholder Shares shall be released prior to the date the Stockholder Shares are tendered in accordance with this Agreement. Subject to the last sentence of this Section 1(c), and in furtherance of this Agreement, each Executing Stockholder hereby authorizes and shall promptly request, and shall cause each Affiliated Stockholder to promptly request and authorize, the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Stockholder Shares of such Stockholder (and that this Agreement places limits on the voting and Transfer of such Stockholder Shares). For purposes of this Agreement, “Transfer” means with respect to any security, a sale, assignment, transfer, constructive sale or other disposition, advancement of funds, extension of credit, financial  accommodation, credit support, exchange, mortgage, pledge, hypothecation, encumbrance, or grant of a security interest, or the offer to make such a sale, assignment, transfer, constructive sale or other disposition of such security or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.  Notwithstanding anything to the contrary in this Agreement, any Stockholder (but not a Transferee from such Stockholder) may Transfer all or a portion of their Stockholder Shares (the “Transferred Shares”) to any Person; provided, however, that  prior to such Transfer, the Transferring Stockholder shall have first validly tendered the Shares to be Transferred into the Offer and any such Transferee shall have  delivered an executed counterpart of this Agreement to the Parent contemporaneously with such Transfer and shall have agreed to not withdraw the Transferred Shares; and provided further, however, that (A) Transfers by all of the Transferring Stockholder shall not, in the aggregate, result in more than four transferees holding any Transferred Shares, (B) the aggregate number of Transferred Shares does not exceed 30,000,000 and (C) any such Transfer shall not relieve the Transferor of its obligations hereunder if such Transferee does not perform such obligations.  The Executing Stockholder may request of the Parent the ability to make a Transfer of Stockholder Shares other than pursuant to the prior sentence.  Any such alternative Transfer shall be subject to the prior written consent of the Parent, which consent shall not be unreasonably withheld, with respect to sub-clauses (A) and (B) but otherwise such consent shall be in Parent’s sole discretion.

(d) Certain Other Restrictions.  From the date of this Agreement and until the termination of this Agreement in accordance with its terms, each Executing Stockholder shall not, and shall cause the Affiliated Stockholder not to, authorize or permit its or their respective Representatives to, directly or indirectly, take any of the actions set forth in Section 6.2(b)(ii)(A) through (F) of the Merger Agreement; provided, however, that any Person who is a Representative of an Executing Stockholder or Affiliated Stockholder and who is also a director or officer of the Company may, on behalf of the Company solely in his or her capacity as a director or officer of the Company, (i) communicate and notify any independent director of the Company of any Takeover Proposal and (ii) perform any act at the request or direction of the Special Committee or any representative of the Special Committee, if the Company, in accordance with Section 6.2 of the Merger Agreement, is permitted and has actually started to engage in discussions or negotiations with any Person regarding a Takeover Proposal.  In addition, in the context of a Takeover Proposal with respect to which the Company, in accordance with Section 6.2 of the Merger Agreement, is permitted and has actually started to engage in discussions or negotiations with any Person regarding a Takeover Proposal, nothing in this Agreement shall restrict an Executing Stockholder from engaging in discussions or negotiations regarding the Executing Stockholder’s commitment to support such Takeover Proposal so long as the such discussions or negotiations between such Person and the Company are ongoing.

(e) Conduct of Stockholder.  Until any termination of this Agreement in accordance with its terms, each Executing Stockholder that is not a natural Person shall, and shall cause each Affiliated Stockholder to, (i) maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being agreed that Parent may withhold its consent if in its good faith judgment the proposed action would jeopardize the benefits intended to be provided to Parent and Purchaser under this Agreement.

(f) Publication.  Each of the Executing Stockholders shall, and shall cause the Affiliated Stockholders to, permit Parent and Purchaser to publish and disclose in any public announcement or disclosure, including SEC-filed disclosure document in connection with the Offer, its identity and ownership of the Stockholder Shares and the nature of its commitments, arrangements and understandings under this Agreement or any other matter directly related to this Agreement and the transactions contemplated hereby. Each Executing Stockholder agrees, and shall cause the Affiliated Stockholders to agree, to promptly give Purchaser any information concerning the Stockholders that may be required by applicable federal securities Laws for inclusion in the Offer Documents in accordance with applicable federal securities laws. Each Executing Stockholder agrees, and shall cause the Affiliated Stockholders to agree, to promptly notify Purchaser of any required corrections solely with respect to any written information supplied by it for use in any such disclosure documents, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect. The Stockholders’ representatives and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC and disseminated to holders of Shares, and Parent and Purchaser shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by the Stockholders’ representative and its counsel.  In addition, Parent and Purchaser agree to provide the Stockholders’ representative and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Stockholders’ representative and its counsel prior to responding to any such comments and to provide the Stockholders’ representative with copies of all such responses (or if oral responses, summaries thereof).

2. Representation and Warranties of Parent and Purchaser.  Parent and Purchaser each hereby jointly and severally represents and warrants to the Executing Stockholders as follows:

(a) Organization; Authority.  Parent is duly organized and validly existing under the laws of the State of Oregon and Purchaser is duly organized, validly existing and in good standing under the laws of State of Delaware.  Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Parent or Purchaser, as applicable, and no further action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent or Purchaser, as applicable, of this Agreement or the performance by Parent or Purchaser, as applicable, of its obligations under this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Executing Stockholders, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Consents and Approvals; No Violations.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by each of Parent and Purchaser of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent or Purchaser of any of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the performance by Parent or Purchaser with its obligations under this Agreement, will (A) conflict with or violate any provision of the organizational documents of Parent or Purchaser or (B) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Purchaser or any of Parent’s or Purchaser’s properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Parent or Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party, or by which Parent or Purchaser or any of Parent’s or Purchaser’s properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent or Purchaser of any of its obligations under this Agreement.

3. Representations and Warranties of the Executing Stockholders.  Each Executing Stockholder hereby represents and warrants, severally and not jointly, to Parent and Purchaser as follows:

(a) Organization; Authority.  If such Executing Stockholder is not a natural Person, such Executing Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Such Executing Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Contran Corporation hereby represents and warrants that it has full power and authority to cause and direct the Affiliated Stockholders to take or abstain from taking any and all actions contemplated by, with respect to, and to agree to, all of the matters set forth in this Agreement, including the full power and authority to cause and direct the Affiliated Stockholders to tender all Shares set forth opposite the name of such Affiliated Stockholder on Schedule 2 hereto in accordance with Section 1(a) hereof.  The execution, delivery and performance by such Executing Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of such Executing Stockholder and no further action on the part of such Executing Stockholder is necessary to authorize the execution and delivery by such Executing Stockholder of this Agreement or the performance by such Executing Stockholder of its obligations under this Agreement.  This Agreement has been duly executed and delivered by such Executing Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of such Executing Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Consents and Approvals; No Violations.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by such Executing Stockholder of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Executing Stockholder of any of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by such Executing Stockholder, nor the performance by such Executing Stockholder with its obligations under this Agreement, will (A) conflict with or violate any provision of the organizational documents of such Executing Stockholder (if such Executing Stockholder is not a natural Person) or (B) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to such Executing Stockholder or any of such Executing Stockholder’s properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, such Executing Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Executing Stockholder is a party, or by which such Executing Stockholder or any of such Executing Stockholder’s properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Executing Stockholder of any of its obligations under this Agreement.

(c) Ownership of Shares.

(i) Such Executing Stockholder is the record (except to the extent its Stockholder Shares are held in street name or similar nominee form) and beneficial owner of all of the Stockholder Shares indicated on Schedule 1 hereto. Such Executing Stockholder owns all of such Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or restrictions related to any pledge of Stockholder Shares under any pledge agreement existing at the date hereof (which Stockholder Shares shall be released prior to the date the Stockholder Shares are tendered in accordance with this Agreement.).  Without limiting the foregoing, except for restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or restrictions related to any pledge of Stockholder Shares under any pledge agreement existing at the date hereof to which the Stockholder Shares may be subject, such Executing Stockholder has sole voting power and sole power of disposition with respect to all such Stockholder Shares, with no restrictions on such Executing Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Executing Stockholder has any right to direct or approve the voting or disposition of any such Stockholder Shares.  As of the date hereof, such Executing Stockholder does not own, beneficially or of record, any securities of the Company other than Stockholder Shares indicated on Schedule 1 hereto.

(ii) Contran Corporation hereby represents and warrants that: (A) each Affiliated Stockholder is the record (except to the extent its Stockholder Shares are held in street name or similar nominee form) and beneficial owner of the Stockholder Shares set forth opposite the name of such Affiliated Stockholder on Schedule 2 hereto, (B) such Affiliated Stockholder owns all of such Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or restrictions related to any pledge of Stockholder Shares under any pledge agreement existing at the date hereof (which Stockholder Shares shall be released prior to the date the Stockholder Shares are tendered in accordance with this Agreement)), (C) without limiting the foregoing, except for restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States or restrictions related to any pledge of Stockholder Shares under any pledge agreement existing at the date hereof to which the Stockholder Shares may be subject, such Affiliated Stockholder has sole voting power and sole power of disposition with respect to all such Stockholder Shares, with no restrictions on such Affiliated Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Affiliated Stockholder has any right to direct or approve the voting or disposition of any such Stockholder Shares and (D) as of the date hereof, such Affiliated Stockholder does not own, beneficially or of record, any securities of the Company other than Stockholder Shares indicated on Schedule 2 hereto.

(d) Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of any Stockholder.

(e) Related Party Transactions.  Except as set forth in the Company SEC Documents, there are no Contracts between the Company or its Subsidiaries, on the one hand, and any officer, director stockholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or stockholder, on the other hand.

4. Termination.  This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination or expiration of the Offer in accordance with its terms, (c) the Offer Closing, (d) the Walk Away Date, (e) November 20, 2012, if Purchaser fails to commence the Offer by such date, or (f) the date of any amendment to the Offer, without the written consent of the Executing Stockholders, that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer or (iv) amends, modifies or waives the Minimum Tender Condition .  In the event of termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement and (ii) the provisions of this Section 4, Section 5, Section 6 (to the extent provided therein), Section 7 and Section 8 of this Agreement, and the “Whereas” recitals in this Agreement, shall survive any termination of this Agreement.  For the avoidance of doubt, the representations and warranties set forth in this Agreement shall not survive the expiration or termination of this Agreement.

5. Indemnification by Executing Stockholders.

(a)           The Executing Stockholders, on a joint and several basis, shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and shall promptly reimburse, Parent, the Buyer, each of the Parent and Buyer’s respective Affiliates, and each of their respective officers, directors, employees, advisors, agents and other representatives, and each of their respective successors and permitted assigns (each, a “Buyer Indemnified Party”), and, if Buyer closes the Offer in accordance herewith, the Company, and each of the Company’s Affiliates, and each of their respective officers, directors, employees, advisors, agents and other representatives, and each of their respective successors and permitted assigns (each, a “Company Indemnified Party” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all damages, liabilities, interest, awards, judgments, penalties, costs and expenses, including reasonable attorney’s fees and expenses of investigation and attorneys’ and accountants’ fees and expenses (collectively, “Losses”), including those incurred upon any appeal, arising or resulting from, or in connection with, claims relating to acts or omissions prior to the termination of this Agreement pursuant to Section 4 with respect to the Transactions, including the Offer and the Offer Documents , other than the items set forth in Section 5(b), asserted (whether directly, derivatively or otherwise) by (i) Persons who are stockholders of the Company or (ii) any Governmental Authority (relating solely to the Offer Documents); provided that, to the extent that any such Losses are covered by directors and officers insurance policies that were in place before the closing of the Offer (and any tail policies with respect thereto), the indemnification obligation pursuant to this Section 5(a) shall be limited to Losses in excess of the amounts actually recovered by such insurance policies.

(b)           Notwithstanding the provisions of Section 5(a), the Executing Stockholders shall not indemnify the Indemnified Parties with respect to any of the following:

(i)           Losses resulting from an untrue statement of a material fact contained in the Offer Documents or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such untrue statement or omission made in the Offer Documents was made in reliance upon and in conformity with written information furnished to any Buyer Indemnified Party by any Stockholder expressly for use in the Offer Documents;

(ii)           Losses resulting from any actions of Parent, Buyer, the Company or their respective Affiliates after the Offer Closing;

(iii)           Losses resulting from any Action in which the remedy in respect of the Indemnified Parties is solely non-monetary;

(iv)           Losses resulting from the breach by Parent, Buyer or their respective Affiliates of their respective obligations under this Agreement;

(v)           Losses resulting from the breach by the Company of any representation, warranty or covenant in the Merger Agreement; or

(vi)           Losses resulting from any Action initiated by a Governmental Authority related to any matter other than the Offer Documents.

For the avoidance of doubt, if any Indemnified Party suffers Losses in an Action which is described in both Sections 5(a) and 5(b) hereof, such Losses shall be indemnified in accordance with Section 5(a), except to the extent of Losses resulting specifically from the matters set forth in Section 5(b).

(c)           The Executing Stockholders shall control the defense of any Action for which the Indemnified Parties are entitled to indemnification by the Executing Stockholders pursuant to Section 5(a), except to the extent that (i) the Executing Stockholders shall not have commenced the defense within 20 days of the receipt of notice thereof, (ii) there are defenses available to the Indemnified Parties that, in the reasonable opinion of counsel for the Executing Stockholders after consultation with the Indemnified Parties and their counsel, are in conflict with those available to the Executing Stockholders or (iii) the remedy for such Action in respect of the Indemnified Parties is solely non-monetary. If the Indemnified Parties take control of the defense and investigation of all or any portion of an Action in accordance with this Section 5(a), then (A) the Indemnified Parties may employ counsel and take control of the defense and investigation of all or such portion of such Action, and the reasonable fees and expenses of such counsel shall be at the expense of the Executing Stockholders and shall be borne by such Executing Stockholders and paid as incurred and (B) the Indemnified Parties will not settle any claim without the prior written consent of the Executing Stockholders (which consent will not be unreasonably withheld or delayed).

(d)           The Executing Stockholder shall give Parent and Buyer the reasonable opportunity to participate in the defense and settlement of any such Action for which the Executing Stockholders are controlling the defense pursuant to the terms of this Agreement.  Any settlement of any such Action may only be effected by the Executing Stockholders with the prior written consent of the Parent (which consent will not be unreasonably withheld or delayed).

(e)           If any Action is filed or instituted against any Indemnified Party asserting any claim for which the Executing Stockholders may be responsible under Section 5, written notice thereof shall be given to the Executing Stockholders as promptly as practicable, provided, however, that failure to give such notice shall not affect any of the indemnification or other rights of any Indemnified Party hereunder, except if and to the extent the Executing Stockholders are prejudiced by such failure.

(f)           This Article V shall survive any termination of this Agreement.

6. Termination of Agreements with Affiliates.   The Contracts and other arrangements between the Company or any of its Subsidiaries, on the one hand, and any Principal Stockholder on the other hand, will be treated in the manner described in Schedule 6.16 of the Merger Agreement (or as otherwise agreed by the parties) from and after the Offer Closing.  Parent agrees to cooperate with and provide to Contran support and books and records with respect to the Company as may be reasonably necessary for Contran to file unitary state tax returns that include the Company in the State of California for the tax years ended December 31, 2006 through the Offer Closing.

7. Resignations of Directors.  The Executing Stockholders agree to cause, effective upon the Offer Closing, the directors of the Company (other than the members of the Special Committee) to resign from the Company Board.

8. Nature of Obligations.  The obligations of each Executing Stockholder under Section 3 hereto shall be several and not joint, and no Executing Stockholder shall be liable for any breach of the terms of Section 3 by any other Executing Stockholder.  The remaining obligations of the Executing Stockholders under all other Sections shall be joint and several.  The obligations of the Parent and Purchaser under this Agreement shall be joint and several.

9. CMRT Tender.  The Executing Stockholders agree to request that the Combined Master Retirement Trust (the “CMRT”) enter into an agreement with Parent and Purchaser to tender all of the Common Shares held by the CMRT in the Offer.

10. Miscellaneous.

(a) Action in Stockholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each Executing Stockholder in such Executing Stockholder’s capacity as beneficial owner of the Stockholder Shares and, subject to Section 1(d) above, that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 6.2 of the Merger Agreement.

(b) Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares.  Until any termination of this Agreement in accordance with its terms, each (A) Executing Stockholder shall promptly notify parent of the number of Shares, if any, as to which such Executing Stockholder acquires record or beneficial ownership after the date hereof, and (B) Contran Corporation shall promptly notify Parent of the number of Shares, if any, as to which any Affiliated Shareholder acquires record or beneficial ownership after the date hereof.  Any Shares as to which any Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares of such Stockholder for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares constituting Stockholder Shares of each Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to any Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances.  Each party hereto agrees to use all efforts as may be reasonably necessary or desirable to carry out all of the provisions hereof, including its obligations under this Agreement, and to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Entire Agreement; No Third Party Beneficiaries.  This Agreement represents the entire understanding and agreement of the parties hereto. This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, except for that certain confidentiality agreement, dated as of October 15, 2012, by and between the Parent and Contran Corporation (the “NDA”). Neither the execution nor performance of their respective obligations under the Merger Agreement, Offer or this Agreement, shall be deemed to violate the NDA.

(g) Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign its rights and interests hereunder to Parent or to wholly owned Subsidiary of Parent, if such assignment would not cause a delay in the consummation of any of the Transactions, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

(h) Amendments; Waiver.  This Agreement may not be modified, amended, altered  or supplemented, except by a written agreement executed by the parties hereto.  Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i) Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k) Descriptive Headings.  Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l) Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Purchaser, to:

Precision Castparts Corp.
4650 SW Macadam Ave #400
Portland, Oregon 97239-4262
Attention:  rcooke@precastcorp.com
Facsimile: (503) 946-4817

with a copy (which shall not constitute notice) to:

Stoel Rives LLP
900 SW Fifth Ave., Suite 2600
Portland OR 97204
Attention:  Ruth Beyer
Email: rabeyer@stoel.com
Facsimile:  (503) 220-2480

O’Melveny & Myers LLP
7 Times Square
New York, New York  10036
Attention:  Doron Lipshitz
Email: dlipshitz@omm.com
Facsimile:  (212) 326-2061

if to any Stockholder, to the address indicated on Schedule 1 and Schedule 2 hereto.

with a copy (which shall not constitute notice) to:

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75225
Attention:  Neel Lemon
Email: neel.lemon@bakerbotts.com
Facsimile:  (214) 661-4954

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed to have been duly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as UPS or Federal Express) for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two Business Days after being sent); (c) if sent by facsimile transmission before 5:00 p.m. in the place of receipt on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 7:00 p.m. in the place of receipt on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; (e) on the date delivered if sent by email (provided confirmation of email receipt is obtained); and (f) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided, that such notices, requests, demands and other communications are delivered to the address set forth above, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

(m) Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(o) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the principles of conflicts of laws thereof.

(i) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the state of Delaware or any federal court sitting in the state of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the state of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person or entity other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(ii) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iii) The parties agree (treating Parent and Purchaser as one party and the Executing Stockholders as one party for purposes of this Section 10(o)(iii)) that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  It is accordingly agreed that in the event of any breach or threatened breach by the Executing Stockholders, Parent or Purchaser of any of their respective covenants or obligations set forth in this Agreement, the Executing Stockholders, on the one hand, and Parent and Purchaser, on the other hand, shall be entitled to an injunction or injunctions and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of Parent and Purchaser to cause the Executing Stockholders to, and cause the Affiliated Stockholders to, tender all of their Stockholder Shares into the Offer, free and clear of all Liens, pursuant to and in accordance with the terms of the Offer. Each party hereby agrees not to raise any objections to the availability of the equitable remedies provided by this Section 10(o)(iii).  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages or provide any bond or other security in connection with any such order or injunction.  The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10(o)(iii), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 10(o)(iii) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10(o)(iii) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10(o)(iii) prior or as a condition to exercising any other rights or pursuing any other remedy under or in connection with this Agreement that may be available then or thereafter, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 10(o)(iii) or anything set forth in this Section 10(o)(iii) restrict or limit any party’s right to pursue any other remedies under or in connection with this Agreement that may be available then or thereafter. If any party obtains an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party(ies) (as applicable) or to specifically enforce the terms and provisions of this Agreement, then the party subject to such decree, order of specific performance or injunction shall reimburse the party who sought such remedy for all expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred by or on behalf of such party in connection with the obtaining of such decree, order of specific performance or injunction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PRECISION CASTPARTS CORP.

By:____________________________
Name: Shawn R. Hagel
Title: Executive Vice President and Chief Financial Officer

ELIT ACQUISITION SUB CORP.

By:____________________________
Name: Shawn R. Hagel
Title: Executive Vice President and Chief Financial Officer

VALHI HOLDING COMPANY

By:____________________________
Name: Steven L. Watson
Title:   President

CONTRAN CORPORATION

By:____________________________
Name: Steven L. Watson
Title:   President

ANNETTE C. SIMMONS

By:____________________________
Name: Annette C. Simmons

  [Signature Page to Support Agreement]

HAROLD C. SIMMONS

By:____________________________
Name: Harold C. Simmons

THE ANNETTE SIMMONS GRANDCHILDREN’S TRUST

By:____________________________
Name: Harold C. Simmons
Title:   Trustee

                               [Signature Page to Support Agreement]

SCHEDULE 1

STOCKHOLDERS

Stockholder*	Shares Owned
Valhi Holding Company	41,878,081
Contran Corporation	3,322,355
Annette C. Simmons	21,856,875
Harold C. Simmons	5,630,787
The Annette Simmons Grandchildren’s Trust	14,132

*	The address for each Executing Stockholder is c/o Contran Corporation, at 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240

                                                         [Schedule 1]

SCHEDULE 2

AFFILIATED STOCKHOLDERS

Affiliated Stockholder*	Shares Owned
Kronos Worldwide, Inc.	4,245,769
NL Industries, Inc.	882,568
Valhi, Inc.	826,959
NL Environmental Management Services, Inc.	566,529

* The address for each Affiliated Stockholders is c/o Contran Corporation at 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

  [Schedule 2]